EXHIBIT 99.1

PRESS RELEASE

SATCON REPORTS FIRST QUARTER 2009 RESULTS

•                  Q1 revenue increased 31% year over year

•                  Signed over 400 megawatts in supply agreements

•                  Surpassed 150 megawatts shipped of PowerGate 500kW Inverters since product introduction

•                  Launched two next generation renewable energy solutions

•                  Company reiterates expectation of operating profitability in 2H’09

Boston, Massachusetts – May 6, 2009 - Satcon Technology Corporation (NASDAQ CM:SATC), a leading provider of utility scale distributed power solutions for the renewable energy market, today announced its results for the first quarter ended April 4, 2009.

The company reported year over year revenue growth of 31% in the first quarter of 2009.  Total revenue was $14.9 million, up from $11.4 million in the first quarter of 2008.  Revenue performance was driven by international growth and demand for the company’s solutions for large scale renewable energy projects.

Highlights in the quarter included the signing of a framework agreement with Ecostream to provide renewable energy conversion solutions, including the company’s PowerGate® Plus line of solar PV inverters.  Satcon also expanded the company’s commercial capabilities in Asia through a distributor partnership agreement with Parity Solar Ltd., a solar project developer and manufacturer of thin-film PV modules in China.  In addition, the company signed a preferred reseller agreement with Survey Digital, an Athens-based company that provides consulting and power conversion system solutions for solar PV systems in Greece.

In the quarter, Satcon launched two innovative new renewable energy solutions.  Satcon Solstice™ is the solar industry’s first complete utility grade distributed energy management solution for large-scale solar plants.  Solstice delivers fine-grained power harvesting and control with advanced utility ready grid interconnection capabilities, while boosting total system power production and overall performance.  Satcon Spectrum ™ is the world’s first complete solar micro-grid solution built on a platform of the company’s proven industrial solar inverter solutions.  It utilizes integrated energy storage in order to manage intermittency and provide the advanced control capabilities that utilities require in order to incorporate solar energy as a stable and controllable contributor to their power generation portfolio.

“We are pleased that while market conditions stressed the overall solar industry, we were still able to increase our revenue over the same quarter last year,” said Steve Rhoades, President and Chief Executive Officer at Satcon.  “In conjunction with improving our operational efficiency and expanding our commercial capabilities, we also invested heavily in R&D, as indicated by the recent general availability release of the PowerGate Plus 1 megawatt inverter and the launch of our next generation power conversion platform, Solstice.”

Financial Results

The company reported total revenue for the first quarter of 2009 of $14.9 million, an increase from $11.4 million in the first quarter of 2008.  Gross margin for the quarter was 10%, compared with 6% in the same period of 2008.

Loss from operations for the first quarter was approximately $5.2 million, compared with a loss of $2.8 million for the same period in 2008.

Net loss attributable to common shareholders was $11.9 million, or ($0.23) per share, compared with net loss attributable to common shareholders of $4.3 million, or ($0.09) per share in the same period in 2008.  The loss includes $1.1 million of non-cash charges for dividends and accretion related to the company’s Series C preferred stock.  This loss also includes $5.4 million of non-cash charges related to Satcon’s warrant liability of which $4.7 million are a direct result of the company’s mandatory adoption of EITF 07-05 “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock”, which requires the company to record previously issued warrants as a liability rather than an equity as reported in prior financial statements.  These charges to operations do not reflect new financing activity, but are due to the company’s required adoption of new accounting pronouncements from the FASB, which mandate the company account for its previously issued warrants in this manner.

Cash and cash equivalents at April 4, 2009 were $6.8 million, compared with $10.0 million at December 31, 2008.

The company reported an ending backlog on April 4, 2009 of approximately $12.2 million, compared with backlog of $23 million on December 31, 2008.  The decrease in backlog for the first quarter was due to the impact of the challenging macroeconomic environment.

“We believe that our firm commitment to technology innovation and product development will enable us to extend our leadership position in the worldwide large scale and utility grade PV market,” said Rhoades.  “Looking ahead, we anticipate the weak economic environment to continue to impact our financial performance in the second quarter.  However, we have a strong pipeline of large scale projects worldwide and anticipate improved sales of our renewable energy solutions in the second half of 2009 which enables us to continue to guide toward operating profitability in the second half of the year.”

Conference Call Reminder

The company will hold a conference call to review its financial results and business highlights today, May 6, 2009 at 5:00 p.m. ET.  During the conference call, the company may answer questions concerning business and financial developments and trends, and other business and financial matters. The company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

The conference call will be webcast live over the Internet and can be accessed on the Investor Relations section of the company’s website at http://investor.satcon.com.  The conference call also can be accessed by dialing (877) 718-5095 (U.S. and Canada) or (719) 325-4828 (International).  Interested parties that are unable to listen to the live call may access an archived version of the webcast on Satcon’s website.

About Satcon

Satcon Technology Corporation is a leading provider of utility scale distributed power solutions for the renewable energy market, enabling the industry’s most advanced, reliable, and proven clean energy alternatives.  For over 23 years, Satcon has designed and delivered the next generation of efficient energy systems for solar photovoltaic, stationary fuel cells, wind-turbines, and energy storage systems.  To learn more about Satcon, please visit www.Satcon.com.

Safe Harbor

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “will,” “intends,” “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company’s expectation.  Additional information concerning risk factors is contained from time to time in the company’s SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC.  Forward-looking statements contained in this press release speak only as of the date of this release.  Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date.  The company expressly disclaims any obligation to update the information contained in this release.

Contact:

Leah Gibson

Investor Relations Manager

Satcon Technology Corporation
(617) 897-2400

leah.gibson@Satcon.com

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	April 4, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$6,746,429	$9,957,716
Restricted cash and cash equivalents	84,000	84,000
Accounts receivable, net of allowance of $173,024 and $168,219 at April 4, 2009 and December 31, 2008, respectively	9,348,449	11,471,671
Unbilled contract costs and fees	291,501	398,707
Inventory	7,436,812	11,457,532
Prepaid expenses and other current assets	765,448	1,040,441
Total current assets	24,672,639	$34,410,067
Property and equipment, net	2,350,296	1,964,968
Goodwill, net	123,714	123,714
Intangibles, net	299,954	398,526
Total assets	$27,446,603	$36,897,275

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Line of credit	$4,450,191	$3,000,000
Accounts payable	6,943,997	8,588,313
Accrued payroll and payroll related expenses	1,461,124	2,042,786
Other accrued expenses	2,898,099	2,825,255
Accrued contract loss	—	1,131,370
Accrued restructuring costs	456,188	602,782
Deferred revenue	978,360	4,214,389
Total current liabilities	$17,187,959	$22,404,895

Warrant liabilities	$29,819,450	$2,407,438
Deferred revenue, net of current portion	2,690,860	2,512,794
Redeemable convertible Series B preferred stock (290 shares issued and outstanding at April 4, 2009 and December 31, 2008, respectively; face value $5,000 per share; liquidation preference $1,450,000, respectively)	1,450,000	1,450,000
Other long-term liabilities	50,770	58,282
Total Liabilities	$51,199,039	$28,833,409
Commitments and contingencies
Redeemable convertible Series C preferred stock (25,000 shares issued and outstanding at April 4, 2009 and December 31, 2008, face value $1,000 per share, liquidation preference $26,671,038 and $26,350,000 at April 4, 2009 and December 31, 2008, respectively)	18,391,125	17,248,593

Stockholders’ deficit:
Common stock; $0.01 par value, 200,000,000 shares authorized; 51,549,472 and 51,479,822 shares issued and outstanding at April 4, 2009 and December 31, 2008, respectively	515,495	514,798
Additional paid-in capital	171,651,186	182,222,762
Accumulated deficit	(212,539,809)	(189,962,435)
Accumulated other comprehensive loss	(1,770,433)	(1,959,852)
Total stockholders’ deficit	$(42,143,561)	$(9,184,727)
Total liabilities and stockholders’ deficit	$27,446,603	$36,897,275

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended
	April 4, 2009	March 29, 2008
Revenue:
Product revenue	$13,379,849	$10,175,918
Funded research and development and other revenue	1,481,667	1,183,678
Total revenue	$14,861,516	$11,359,596

Cost of revenue:
Cost of product revenue	$12,285,038	$9,710,379
Cost of funded research and development and other revenue	1,116,833	1,015,873
Total cost of revenue	$13,401,871	$10,726,252

Gross margin	$1,459,645	$633,344

Operating expenses:
Research and development	$1,871,262	$868,092
Selling, general and administrative	4,676,224	2,459,109
Amortization of intangibles	78,573	78,572
Total operating expenses from continuing operations	$6,626,059	$3,405,773

Operating loss from continuing operations	$(5,166,414)	$(2,772,429)

Change in fair value of warrant liabilities	(5,370,471)	(467,481)
Other (loss) income, net	(138,941)	258,923
Interest income	3,731	69,385
Interest expense	(82,361)	(46,191)
Net loss from continuing operations	$(10,754,456)	$(2,957,793)

Loss from discontinued operations, net	—	$(443,407)
Net loss	$(10,754,456)	$(3,401,200)

Deemed dividend and accretion on Series C preferred stock	$(821,494)	$(637,991)
Dividend on Series C preferred stock	(321,038)	(303,962)
Net loss attributable to common stockholders	$(11,896,988)	$(4,343,153)

Net loss per weighted average share, basic and diluted:
From loss on continuing operations attributable to common stockholders	$(0.23)	$(0.08)
From loss on discontinued operations	—	$(0.01)
Net loss attributable to common stockholders per weighted average share, basic and diluted	$(0.23)	$(0.09)

Weighted average number of common shares, basic and diluted	51,537,864	49,934,919